EMPLOYMENT AGREEMENT


     AGREEMENT made as of the 26th day of February, 1998, by and between Nicolo Ottomanelli, residing at 136 Old Tappan Road, Old Tappan, New Jersey 07675. (hereinafter referred to as the "Employee") and The Rattlesnake Holding Company, Inc., a Delaware corporation with principal offices located at 439 East 82nd Street, New York, New York 10028 (hereinafter referred to as the "Company").

                                   WITNESSETH:

     WHEREAS, the Company and its subsidiaries are engaged in the business of developing and operating a chain of casual dining restaurants; and

     WHEREAS, the Company has agreed, pursuant to the terms of a Reorganization and Stock Exchange Agreement, dated August 21, 1998, as modified by a Modification Agreement of even date herewith ("Reorganization Agreement"), among the Company, the Employee and certain other parties, to acquire the Ottomanelli Corporations (as defined therein);

     WHEREAS, it is a condition to the Reorganization Agreement that the Employee and the Company enter into this Employment Agreement.

     NOW, THEREFORE, it is mutually agreed by and between the parties hereto as follows:

                                    SECTION 1
                                   EMPLOYMENT

     Subject to and upon the terms and conditions of this Agreement, the Company hereby agrees to employ the Employee, and the Employee hereby accepts such employment as President and Chief Executive Officer of the Company and each of its subsidiaries.

                                    SECTION 2
                                     DUTIES

     2.1 The Employee shall, during the term of his employment with the Company, and subject to the direction and control of the Company's Board of Directors, perform such duties and functions as is customary for the Chief Executive Officer of the Company.

     2.2 The Employee agrees to devote full business time and reasonable efforts in the performance of his duties for the Company and any subsidiary corporation of the Company.

     2.3 The Employee shall perform the following services and duties for the Company and its subsidiary corporations:

     (i) Those duties attendant to the position with the Company for which he is hired;

     (ii) Guide and direct management in the development, production, promotion and sale of the Company's products and services.

     (iii) Establish operating policies consistent with the broad policies of the Board of Directors and objectives and ensure their execution.

     2.4 In the event that the Company achieves at least $1,000,000 EBITA for the first full fiscal year after the date hereof, then the Employee shall be elected by the Board of Directors to the position of Chairman in addition to his other positions.

     2.5 Employee shall be based in the New York metropolitan area, and shall undertake such occasional travel, within or without the United States as is or may be reasonably necessary in the interest of the Company.

                                    SECTION 3
                                  COMPENSATION

     3.1 Commencing the date hereof and during the term hereof, Employee shall be compensated at the rate of $150,000.00 per annum (the "Base Salary"), which shall be paid to Employee in accordance with the Company's regular payroll periods and which shall increase from time to time as the Board of Directors may determine from time to time. During the term hereof the Employee shall be entitled to annual base salary increases of at least 10% per annum of the prior year's Base Salary.

     3.2 Employee shall be entitled to receive bonuses from time to time as may be determined by the Board of Directors.

     3.3 Employee may receive such other additional compensation, including incentive stock options, as may be determined from time to time by the Board of Directors. Nothing herein shall be deemed or construed to require the board to award any bonus or additional compensation.

     3.4 The Company shall deduct from Employee's compensation all federal, state and local taxes which it may now or may hereafter be required to deduct.

                                    SECTION 4
                                    BENEFITS

     4.1 During the term hereof, the Company shall (i) provide Employee with group health care and insurance benefits as generally made available to the Company's senior management; (ii) provide such other insurance benefits obtained by the Company, and made generally available to the Company's senior management;
(iii) reimburse the Employee, upon presentation of appropriate vouchers, for all reasonable business expenses incurred by the Employee on behalf of the Company upon presentation of suitable documentation.

     4.2 In the event the Company wishes to obtain Key Man life insurance on the life of Employee, Employee agrees to cooperate with the Company in completing any applications necessary to obtain such insurance and promptly submit to such physical examinations and furnish such information as any proposed insurance carrier any request.

     4.3 For each year of the term hereof, Employee shall be entitled to four weeks of paid vacation.

                                    SECTION 5
                                 NON-DISCLOSURE

     The Employee shall not, at any time during or for one year after the termination of his employment hereunder except when acting on behalf of and with the authorization of the Company, make use of or disclose to any person, corporation, or other entity, for any purpose whatsoever, any trade secret or other confidential information concerning the Company's business, finances, marketing, restaurant operations and future expansion and business plans of the Company and its subsidiaries, or any other nonpublic business information of the Company and/or its subsidiaries learned as a consequence of Employee's employment with the Company (collectively referred to as the "Proprietary Information"). For the purposes of this Agreement, trade secrets and confidential information shall mean information disclosed to the Employee or known by him as a consequence of his employment by the Company, whether or not pursuant to this Agreement, and not generally known in the industry. The
Employee acknowledges that trade secrets and other items of confidential information, as they may exist from time to time, are valuable and unique assets of the Company, and that disclosure of any such information would cause substantial injury to the Company.

                                    SECTION 6
                                      TERM

     This Agreement shall be for a term commencing on the date first set forth above and terminating February 25, 2002, unless sooner terminated pursuant to the terms hereof, and renewable as provided for herein, for one additional period of one year. The Company agrees to notify Employee in writing of its intent to negotiate an extension of this Agreement three months prior to the expiration of the original term hereof. If the Company fails to so notify Employee, or after having timely notified Employee of its intention to extend, fails to reach agreement with Employee on the terms of such extension, this Agreement shall be renewable, at the option of the Employee, for an additional period of one year from the expiration of the original term, except that the Employee's base salary shall be increased 10% above the prior year.

                                    SECTION 7
                             DISABILITY DURING TERM

     In the event Employee becomes totally disabled so that he is unable or prevented from performing a material portion of his usual duties hereunder for a period of four (4) months out of any six month period, and the Company elects to terminate this Agreement in accordance with Section 8.2 hereof, then, and in that event, Employee shall receive his Base Salary as provided under Section 3 of this Agreement for a period of twelve (12) months commencing from the date of such total disability. The obligation of the Company to make the aforesaid payments shall be modified and reduced and the Company shall receive a credit for all disability insurance payments which Employee may receive from insurance policies provided by the Company.

                                    SECTION 8
                                   TERMINATION

     8.1 The Company may terminate this Agreement:

     (i) Upon the death of Employee during the term hereof, except that the Employee's legal representatives, successors, assigns and heirs shall have those rights and interests as otherwise provided in this Agreement, including the right to receive accrued but unpaid incentive compensation and any special bonus compensation awarded by the Board of Directors in its discretion.

     (ii) Subject to the terms of Section 7, herein, upon written notice from the Company to Employee, if Employee becomes totally disabled and as a result of such total disability, has been prevented from and unable to perform a material portion of his duties hereunder for a consecutive period of four (4) months out of any six month period.

     (iii) Upon written notice from the Company to Employee, if Employee has committed gross misconduct in the performance of this duties and/or a material breach of the terms of this Agreement, and Employee has failed to cure such breach within 45 days from date notification setting forth such misconduct and/or breach in reasonable detail is given to Employee by the Company.

     In the event of the termination of this Agreement and the discharge of Employee by the Company in breach and violation of this Agreement, Employee shall not be obligated to mitigate damages by seeking or obtaining alternate employment. In order to protect the rights of Employee under this Agreement, and to prevent the Company from terminating Employee's employment without a valid purpose as provided herein, the Company hereby grants to Employee the right and option to purchase from the Company, for the sum of $10.00, the Company's license to use the trademark "Ottomanelli's Cafe".

     8.2 Employee may terminate the term of his employment:

     (i) Upon the breach of this Agreement by the Company which breach is not cured within 30 days of written notice or such breach; or

     (ii) In the event Employee is not elected to, or following election is terminated from, the Board of Directors and its Executive Committee.

                                    SECTION 9
                                  MISCELLANEOUS

     9.1 This Agreement sets forth the entire agreement between the parties and supersedes all prior agreements between the parties, whether oral or written, without prejudice to Employee's right to all accrued compensation prior to the effective date of this Agreement.

     9.2 If any provision of this Agreement shall be held invalid and unenforceable, the remainder of this Agreement shall remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall remain in full force and effect in all other circumstances.

     9.3 All notices required to be given under the terms of this Agreement shall be in writing and shall be deemed to have been duly given only if delivered to the addresses in person, with written acknowledgment received, or mailed by certified mail, return receipt requested, to the address of the parties set forth herein or to any such other address as the party to receive the notice shall advise by due notice given in accordance with this paragraph. Notice shall be effective three (3) days after delivery or mailing.

     9.4 This Agreement shall inure to, and shall be binding upon, the parties hereto, the successors and assigns of the Company, and the heirs and personal representatives of the Employee.

     9.5 The waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of construction and validity.

     9.6 This Agreement has been negotiated and executed in the State of New York, and New York law shall govern its construction and validity. Each of the parties submits to the jurisdiction of any sate or federal court sitting in New York, New York, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity. In the event of suit under this Agreement, the prevailing party will be entitled to costs, and reasonable attorneys' fees.

     9.7 This Agreement contains the entire agreement between the parties hereto. No change, addition or amendment shall be made hereto, except by written agreement signed by the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement and affixed their hands and seals the day and year first above written.

                                         THE RATTLESNAKE HOLDING
                                             COMPANY, INC.

                                     By: /s/ Louis Malikow
                                         -------------------------------
                                         Louis Malikow, President

                                         /s/ Nicolo Ottomanelli
                                         -------------------------------
                                         NICOLO OTTOMANELLI, Individually